Press Release

Distribute Wednesday 2/27/08 at 4:01 p.m. EST

DARWIN PROFESSIONAL UNDERWRITERS, INC. REPORTS
RECORD NET INCOME OF $10.9 MILLION FOR THE FOURTH QUARTER

Net income increases 88% and net premiums written increase 22%
over the comparable year-earlier quarterly results.

FEBRUARY 27, 2008 (Farmington, Connecticut)—Darwin Professional Underwriters, Inc. (“Darwin,” the “Company,” or “Our”) (NYSE: DR) today announced its financial results for the fourth quarter ended December 31, 2007. Highlights include:

•	Gross premiums written for the fourth quarter are $70.8 million. Fourth quarter gross premiums written are 12.6% ahead of our gross premiums for the same period a year ago. Net premiums written for the quarter of $51.2 million are up 22.2% over the fourth quarter of 2006.

•	Net income of $10.9 million for the quarter ended December 31, 2007 represents an 88.3% increase over the $5.8 million for the quarter ended December 31, 2006 and our highest net income in our approximately five-year operating history.

•	Overall, the combined ratio is 77.2% for the fourth quarter 2007, which compares favorably to the fourth quarter 2006 combined ratio of 89.2%. The combined ratio improvement is primarily driven by a decrease in the loss ratio (11.2% improvement to 50.1%). The fourth quarter combined ratio improvement includes approximately $6.8 million ($4.4 million, net of tax) in favorable loss reserve development and the corresponding ceded premiums, offset by additional incentive compensation and profit sharing expenses stemming from the favorable development of the 2003 through 2006 accident years.

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•	Earnings per diluted share for the three months ended December 31, 2007 are $0.64 compared to $0.34 per share for the same period in 2006. For the full year, earnings per diluted share are $1.89 compared to $0.95 per diluted share for the full year 2006.

For the year ended December 31, 2007, net income return on average equity was 13.7%, compared to 7.7% for all of 2006. Shareholders’ equity grew $36.3 million during the twelve months of 2007, to $254.2 million at December 31, 2007 from $217.9 million at December 31, 2006. Book value per share grew 16.8% to $14.93 at December 31, 2007 from $12.78 at December 31, 2006.

Stephen Sills, Darwin’s president and chief executive officer, commented, “We had another excellent quarter and remain pleased with our performance. This quarter’s net income of $10.9 million represents our best operating result in our history. Our loss experience for each of our accident years continues to emerge favorably, and we were able to continue to find profitable niches to grow our book of business as well as retain our best accounts in the face of tough competition. Darwin recorded an increase in gross premiums written over the fourth quarter of 2006 of 12.6% and demonstrated our continued commitment to underwriting profitability with a fourth quarter combined ratio of 77.2 percent. We believe we’re well positioned to take advantage of the continued opportunities we see in specialty insurance.”

Darwin executives will hold a conference call to discuss this press release on February 27, 2008, at 5:00 p.m. Eastern time. The live webcast of Darwin’s earnings conference call, as well as our financial supplement, can be accessed through Darwin’s website at http://investor.darwinpro.com. Analysts and investors interested in participating in the live conference call may dial in to 866-831-6272 (International callers may dial 617-213-8859) and enter passcode 75268580.

The webcast version of the conference call will be archived on Darwin’s website following the date of the event. A telephonic replay of the earnings conference call will be available shortly after the conclusion of the call on February 27, 2008. To access the telephonic replay, domestic callers may dial 888-286-8010 (International callers may dial 617-801-6888) and enter passcode 82954710. The telephonic replay will be available until March 5, 2008.

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Important Information
Certain matters discussed in this release are forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for 2006 and Form 10-K for 2007. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

About Darwin Professional Underwriters, Inc.
Darwin is a specialty insurance group based in Farmington, Connecticut. The Company is focused on the specialty liability insurance market and underwrites directors and officers (“D&O”) liability insurance for public and private companies, errors and omissions (“E&O”) liability insurance, medical malpractice liability insurance, and other specialty coverages. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (“DNA”), and Darwin Select Insurance Company (“Darwin Select”). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the New York Stock Exchange under the ticker symbol, “DR.” For more information about Darwin, visit www.darwinpro.com.

Additional information concerning Darwin, its finances, and business operations can be found in the Annual Report on Form 10-K for the year ended December 31, 2007 and at www.darwinpro.com. The 2007 Form 10-K will be filed with the SEC on or about February 28, 2008.